SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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|_|	Preliminary Proxy Statement.

|_|	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

|_|	Definitive Proxy Statement.

|X|	Definitive Additional Materials.

|_|	Soliciting Material Pursuant to Sec. 240.14a-12.

BLACKROCK FUNDS II

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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|_|	Fee paid previously with preliminary materials.

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4)	Date Filed:

August 31, 2007

Dear Shareholder,

The Special Meeting of Shareholders of The GNMA Fund Investment Accumulation Program, Inc. (“GNMA IAP”) to consider the proposed reorganization of GNMA IAP into the BlackRock GNMA Portfolio (“BlackRock Portfolio”), a series of BlackRock Funds II, has been adjourned until September 7, 2007 to permit the further solicitation of proxies. If the reorganization is approved, shareholders of GNMA IAP will become shareholders of the BlackRock Portfolio. We are writing to inform you that the shareholders of BlackRock Funds II have elected a new Board of Trustees for that trust, who are expected to take office on or about November 1, 2007. The members of the newly elected Board of Trustees of BlackRock Funds II, who will have governance responsibilities for the BlackRock Portfolio, are listed below:

BlackRock Funds II Board
James H. Bodurtha
Bruce R. Bond
Donald W. Burton
Richard S. Davis
Stuart E. Eizenstat
Laurence D. Fink
Kenneth A. Froot
Henry Gabbay
Robert M. Hernandez
John F. O’Brien
Roberta Cooper Ramo
Jean Margo Reid
David H. Walsh
Fred G. Weiss
Richard R. West

The current members of the Board of Directors of GNMA IAP are David O. Beim, Robert C. Doll, James T. Flynn, W. Carl Kester and Karen P. Robards.

We urge you to vote as soon as possible in order to allow GNMA IAP to obtain a sufficient number of votes to hold the Meeting on September 7, 2007.

1-877-777-3406

YOUR VOTE IS IMPORTANT! Please vote now to be sure your vote is received in time for the September 7, 2007 Special Meeting of Shareholders.	| | | | | | | | | | | | |

The GNMA IAP has made it very easy for you to vote. If you can not come to the Meeting, then choose one of the following methods:

  Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am – 9pm, Sat 10am – 6pm ET)

  Log on to the website noted on your proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

  Call the phone number on the proxy card and enter the control number printed on the card and follow the touchtone prompts.

  Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes.
PLEASE VOTE TODAY.